Exhibit 99.2

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

COMARCO INCORPORATED

Moderator: Doug Sherk

September 21, 2004

1:00 pm CT

Operator:	Good morning and good afternoon, ladies and gentlemen, and welcome to the Comarco, Inc. Fiscal Second Quarter 2005 Earnings conference call. At this time, all participants are in a listen-only mode.

Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the 0. As a reminder, this conference is being recorded today, Tuesday, September 21, 2004.

I would now like to turn the conference over to Mr. Doug Sherk of EVC Group. Please go ahead, sir.

Douglas Sherk:	Thanks, operator. With us today are Tom Franza, President and Chief Executive Officer of Comarco, and Dan Lutz, Chief Financial Officer of the Company.

Before the market opened this morning, Comarco announced results for the fiscal second quarter ended July 31, 2004. If you haven’t seen this release and would like a copy, please call the EVC Group office at (415) 896-6821 and we’ll get you a copy immediately.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

In addition, the Company also filed Form 10-Q with the SEC yesterday. There will be a taped replay of this call beginning approximately one hour after its conclusion and this replay will be available until Tuesday, September 28th at 11:59 P.M. Eastern Time.

The replay number is (800) 405-2236, or for International callers, (303) 590-3000. You will need to use the pass code 11006970, followed by the pound sign to access both numbers.

The Webcast will be available until the release of the Company’s third fiscal quarter results of 2005, which should occur sometime in November of 2004 and is available at www.comarco.com.

Before we get started, as a reminder, during the course of this conference call, the Company may make projections of forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call, which state the Company’s or management’s contentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements.

It’s important to note that Comarco’s actual results could differ materially from those projected on such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the Company’s report on Form 10-K for the year ended January 31, 2004, as well as Form 10-Q for the quarter ended July 31, 2004.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Copies of this document are available and obtained by contacting Comarco or the SEC. And finally, during the course of this call, management will provide non-GAAP information. The non-GAAP measures we’re providing are net income and net income per share, excluding the charge related to fully reserve and deferred tax assets. We are providing these non-GAAP measures to help investors better understand the operating performance of the Company.

Now I’d like to turn the call over to Tom Franza.

Tom Franza:	Thanks, Doug, and thanks to everyone for joining us today. I’m going to let Dan focus on the quarter’s results in a few moments and devote my opening remarks to the recent developments that should begin to favorably impact our results as the current year progresses and position us for a very good fiscal 2006.

At the beginning of fiscal year ‘04, we initiated a three-element strategy to improve our competitiveness in the mobile power marketplace. We initiated a design project aimed at dramatically reducing the cost and extending the competitive advantages of the ChargeSource product line. At about the same time, we started a transition to a high volume manufacturing facility in China. And finally, we formed a relationship with a major top tier distributor of computer accessories to penetrate retail and OEM channels.

The design and manufacturing initiatives are on plan but as you know, the distributor launch did not develop as we had originally hoped. As a result, ChargeSource shipments are dramatically lower.

In light of this, we have rigorously pursued additional distribution relationships and I am very happy to be able to report today that we signed a

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

major distribution agreement with a leading tier one distributor. The distributor requested that we not release its name until the completion of launch planning and we expect to make a formal announcement early in Q4.

Our new distribution partner is already positioned in the retail channels we consider critical and we have received firm initial orders for product to be delivered starting in December ‘04. As a result, we would expect ChargeSource product line will generate revenue of approximately $20 million in fiscal 2006.

We are also working with a major OEM and we continue to pursue new potential OEM opportunities and branding strategies for existing new products. As these OEM opportunities and new branding strategies become definitive, we are hopeful about our ability to adjust upward our current ChargeSource revenue estimate for fiscal 2006.

Moving on to wireless test solutions, as you know, the industry transition to 3G has been slowed due to the rollout of Wideband CDMA technologies, which has been plagued for several years with development problems. As you know, early handsets were riddled with software bugs and often handsets and base stations from different vendors would not work together.

While some wireless operators launched Wideband CDMA networks in-spite of these problems, most postponed the launch of commercial networks from 2002, 2003, and even now into 2004.

While most of the world is planning to rollout Wideband CDMA, the U.S. market will support both Wideband CDMA and the other big 3G technology, EvDO. EvDO will be used by Verizon and Sprint while Singular and T-Mobile will use Wideband CDMA.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

A U.S. transaction - transition is taking place much later than Europe’s. But I think it’s safe to say that the evolution that 3G will continue. At the start of this year, there are only 16 commercial Wideband CDMA networks in the world; by the end of this year, there will be 60.

Our Seven.Five product platform remains the most advanced mobile test system designed to support third-generation cellular networks and currently supports U.S. Wideband CDMA and will support EvDO later this year.

Seven.Five has been selected by a large number of Wideband CDMA carriers in Europe and Latin America. As U.S. carriers move to 3G, we would expect to see increased domestic purchases of mobile test systems. We expect that the Seven.Five product line will generate revenue exceeding $20 million for fiscal 2006.

Finally, I’d like to provide you with a very positive update on the call box product line. As many of you know, Comarco is under contract to operate and maintain approximately 14,000 call boxes in California, New York, and other states. Additionally, we are the OEM for an additional 5,000 call boxes that are maintained by the system owners. Approximately 99% of that install base is first generation amps cellular.

For many years now, cellular carriers have been reallocating Spectrum away from amps in favor of advanced digital technology. In all call box markets, amps coverage is increasingly problematic. It appears now that our call box customers are very motivated to upgrade call box systems to digital.

In anticipation of expected demand for digital call box systems, we have developed digital call box systems based on Generation 2.5 TSM and CDMA

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

technology. We are currently responding to a very large number of customers who have requested proposals for digital upgrades. We believe that we uniquely offer a superior package of technology, low cost, and post-upgrade support.

We expect to report a number of upgrade wins during the second half of fiscal 2005, which will be reflected in our revenue starting in fiscal 2006. As a result, we would expect that the call box product line will generate revenue of approximately $10 million for fiscal 2006.

In summary, our call box and ChargeSource product lines are poised for dramatic growth in the coming year. Our Seven.Five product line has strong competitive advantage and we expect revenue to accelerate as the market for 3G fully develops.

The last two quarters have seen us continue to invest in our core businesses; expanding our portfolio of products for all three product lines, developing a best-in-class supply chain, and expanding our channels to market for ChargeSource.

The Company is in strong financial condition with $13.8 million in cash and no debt. Based on the revenue guidance given today, we expect positive cash flow of $5 to $6 million during fiscal year ‘06.

Now I’d like to turn the call over to Dan to review the second quarter financial performance. Dan?

Dan Lutz:	Thank you, Tom. Good afternoon, ladies and gentlemen. As Doug mentioned, our Form 10-Q for the second quarter of fiscal ‘05 is on file with the SEC and available to the public. I’d like to limit my comments then and simply highlight certain items related to our operations for the second quarter of fiscal 05 as well as the balance sheet as of the quarter end July 31, 2004.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

As noted in today’s earnings release, for the second quarter of fiscal 2005, we took a $3.3 million charge or 45 cents per share to fully reserve the deferred tax asset. For the first time in recent history, we have incurred accumulative losses excluding certain non-recurring items for a three-year period. This event was determined to be a significant element of negative evidence with respect to the recoverability of our net deferred tax asset.

While the Company expects to be profitable in the future, the projections of future profitability, as is the case with most forecasts, cannot be objectively verified.

Now with this in mind, the negative evidence of the three years of accumulative losses was considered to outweigh the positive evidence and we concluded that the net deferred tax asset should be fully reserved at the conclusion of the second quarter of fiscal ‘05. Now excluding this charge, our net loss for the second quarter was $1.7 million or approximately 23 cents per share.

Now as Tom mentioned, for the second quarter of fiscal ‘05, revenue from the sales of our WTS products fell slightly below our originally expectation and totaled $3.5 million. While below our original revenue expectation of approximately $4 million, WTS revenue increased $1.3 million in comparison to the second quarter of the prior fiscal year.

The second quarter WTS revenue included approximately $1.9 million, attributable to SwissQual sales, which are our sales and support partner in Europe; additionally, we entered the third quarter of fiscal ‘05 with $2.3

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

million in deferred SwissQual sales which we expect to revenue as collections are made. As of today, approximately a half a million dollars has already been collected against these amounts owed.

Looking forward, we continue to expect WTS revenue to range between $8 million and $9 million for the second half of fiscal ‘05. As in the past, the timing of receiving and delivering on purchase orders as well as the size of certain anticipated orders for WTS products tends to fluctuate quarter to quarter and could impact any one quarter positively or negatively.

Sales of our call box systems and related maintenance services generated revenue totaling $2 million for the second quarter of fiscal ‘05, an increase of approximately $300,000 compared to the second quarter of the prior fiscal year. On a sequential basis, call box revenue increased approximately $400,000 compared to the first quarter of the current fiscal year. And as with our WTS product line, orders and delivers of call box products tend to fluctuate quarter to quarter.

However, as indicated in today’s earnings release, we expect call box revenue for fiscal ‘05 to range between $7 and $8 million or between $3.4 and $4.4 million for the second half of fiscal ‘05. This revenue outlook has improved slightly from the prior quarter.

As Tom mentioned, ChargeSource revenue totaled $1.1 million for the second quarter of fiscal 2005 with Targus as the significant customer. I’d like to note that the majority of Targus revenue for fiscal ‘05 has been or will be generated as we meet our remaining obligations to Targus. Now looking forward, we currently expect our business with Targus to be limited to RMA and standard warranty-type obligations.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

As mentioned in today’s earnings release and in Tom’s opening comments, we have entered into a new distribution agreement with a tier one distributor of consumer electronics. We expect to start shipping our ChargeSource products to this new partner late in the fourth quarter of fiscal 2005.

For the second half of fiscal 2005 and with the signing of our new tier one distributor, we expect ChargeSource product sales to ramp up starting late in the fourth quarter of ‘05 with revenue ranging between $3 million and $4 million for the six months ended January 31, 2005; that’s our second half of the current fiscal year.

Moving on, selling, general, and administrative costs for the second quarter of fiscal 2005 totaled $2 million, a sequential decrease of $600,000 when compared to the first quarter of fiscal ‘05. That quarter - that being the first quarter of fiscal ‘05 included a $400,000 charge related to the settlement of a dispute with the national wireless carrier based in Latin America. Excluding this charge, SG&A for the first quarter of fiscal ‘05 is approximately $2.2 million.

Accordingly, our actual quarterly run rate, excluding the non-recurring item for selling, general, and administrative costs for the first half of fiscal ‘05 was between $2 and $2.2 million per quarter.

Engineering and support costs for the second quarter of fiscal ‘05 totaled $1.9 million. This was an increase of approximately $600,000 when compared to the corresponding quarter of the prior fiscal year.

It’s important to note that the second quarter of fiscal 2005 no engineering costs were capitalized as software development costs, in contrast to approximately $900,000 of engineering costs capitalized for the second

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

quarter of the prior fiscal year. So on a sequential basis, engineering and support costs for the second quarter of fiscal ‘05 were flat in comparison to the first quarter of fiscal ‘05.

And with respect to amortization and depreciation for the three months ended July 31st of ‘04, amortization, consisting primarily of software development costs, totaled approximately $600,000 while depreciation totaled approximately $500,000.

And moving on to the balance sheet, as of July 31, 2004, which remains strong, we had cash balances totaling $13.8 million. Our accounts receivable decreased by $1.9 million compared to the ending balance of the prior quarter. And as previously discussed, SwissQual continues to perform on their obligations to the Company.

Accounts receivable at July 31st, 2004 was $5.3 million and based on sales for the second quarter, our DSOs came in at 73 days. I would expect DSOs for the balance of fiscal ‘05 to be consistent with the first two quarters of fiscal ‘05 in which DSOs were 74 days and 73 days respectively.

During the second quarter of fiscal ‘05, our inventory balance increased by approximately $800,000 to $8.5 million. And for the first half of fiscal ‘05, our inventory balance increased by $2.3 million. These increases are primarily attributable to the purchase of additional raw materials related to our WTS and ChargeSource requirements for purchase orders that are scheduled to be delivered in subsequent quarters.

I’d like to briefly readdress the business outlook for fiscal ‘06. Currently, and based on our expectation that WCDMA network deployments move forward, we expect WTS revenue to be approximately $20 million for 50 - for fiscal

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

2006. ChargeSource revenue is expected to be approximately $20 million for fiscal ‘06. And as Tom mentioned, certain OEM opportunities, which are not yet won, may cause us to increase our revenue expectations in the future.

And driven by the need for digital upgrades to the install base, we expect our call box line to achieve $10 million in revenue for fiscal 2006.

That concludes my comments and I’d like to turn it back over to Tom. Tom?

Tom Franza:	Okay. Now we’re in the section of the call where we’ll take questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you have a question, please press the star, followed by the 1 on your pushbutton phone. If you would like to decline from the polling process, press the star, followed by the 2. You will hear a three-tone prompt acknowledging your selection.

Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

And our first question is from Larry Lytton with Second Line Capital Management. Please go ahead with your question.

Larry Lytton:	All right. Good afternoon. Thank you. Tom, I guess the main thing I’d like to know is just a clarification to whatever extent you can with the new tier one distributor versus the Belkin distributor. Does Belkin drop out? Do we have two distributors? Do they have focuses on different markets? Are they competing with each other? What’s supposed to happen there?

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Tom Franza:	I think to make a long story short, I think we would expect that Belkin would drop out and the new tier one would become the dominant distributor for the retail channels.

Larry Lytton:	And why - while Belkin was obviously very carefully selected, I believe they were, they may have very good credentials, why do you believe we’d be any more successful with our new distributor? What are they going to do differently that’s going to allow them to penetrate any more than Belkin could?

Tom Franza:	Actually - you’re correct. Belkin has an excellent reputation; it’s a very strong Company, a very, very large distributor. Probably a very significant difference between Belkin and the new selected distributor is that Belkin did not have an existing position in this category in the retail channels that are critical. And they needed to win that position and they couldn’t win that position in the timeframe that was required, which was the reason we made the change.

The new distributor is already positioned in the retail channel with this product line and does not have to go out and win this from a cold start. That’s the primary difference.

Larry Lytton:	Will we be exclusive to them or they will have multiple sources?

Tom Franza:	It’s, in general, a non-exclusive agreement between the parties. There are provisions though that we will not create channel conflicts. So again, in the retail channels that this distributor is strong in, we will make sure that we do nothing to create any kind of a channel conflict.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Larry Lytton:	But I’m thinking the other way. Why are they going to hang our product on their pegs if they have someone else’s products on the pegs?

Tom Franza:	The reason that they want to move to our product is because of the inherent competitive advantage of our product over the other products, although other - at least one other Company can make programmable power adapters, we’re the only Company that can make these programmable power adapters that are very high power and very small size and weight.

And that the new distributor feels is a form of a competitive advantage that would allow them to become the only distributor in the retail channels. And that was their reason for making this move.

Larry Lytton:	And then lastly, can you say what share of the category you have maybe in the big box retailers roughly?

Tom Franza:	We probably - it’s pretty difficult right now because actually in the big box retailers, both - well Targus is continuing to sell our product as they unwind inventory and as we continue to fulfill some legacy contracts that we have with them so they’re still selling our product. That’s going to end soon. And the new tier one will start to pick it up.

So it’s probably a bad time to make the measurement right now. I think it would make more sense to look at this as of Q1 of next year.

Larry Lytton:	Okay. Thank you.

Operator:	Thank you. Our next question is from Joe Criscione with Esopus Creek Capital. Please go ahead with your question.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Joe Criscione:	Oh, I apologize. The - most of those questions were just answered. Thank you.

Tom Franza:	Okay.

Operator:	Thank you. Our next question is from Neal Bradsher with Broadwood Capital. Please go ahead.

Neal Bradsher:	Yeah, a lot of my questions have been answered also. But just to clarify a little bit more, you mentioned that shipments to the new distributor will begin in December and I think I heard you say that there are some minimums involved. Can you expand on that? Are we going to be pretty quickly at a full shipment pace or is it going to scale up over a period of time?

And also, with respect to minimums, Belkin, as I recall, had some minimums too so while Belkin obviously is in a position of not getting shelf space that would help them to fulfill those minimums, to what degree we have stronger protections in this contract that we had in the Belkin contract so that we can have higher confidence, in fact, the minimums will in fact be fulfilled?

Tom Franza:	I didn’t mentioned minimums. What I did…

Neal Bradsher:	My mistake then.

Tom Franza:	What I did mention is that the new distributor has issued a number of purchase orders…

Neal Bradsher:	Ah, okay.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Tom Franza:	…to us that we are currently gearing up to fulfill. And the bulk of those shipments are going to begin in December.

And again, the only way to succeed in these distribution arrangements is to end - to in the end get final customer sell-through. And the - we’re very, very confident with this distributor; the fact that they’re already in position and with queue retail accounts is key. The fact that they’re highly motivated and they view this product line as possessing competitive advantage and are planning to attempt to dominate the big box retail channel with the product line and the product advantages makes perfect sense.

And we have also redesigned our product line to be more competitive; not only is it more cost efficient starting in with the December shipments, but there will - that cost efficiency will enable a number of marketing initiatives that we believe will give us some competitive advantage in the channels.

So there’s a lot of things coming together here and I think for that reason, we will have a better success rate than we had in the last one. I actually would go back to the Belkin and say that was really an anomaly. I think that’s probably not the norm. I think we hit the, you know, the 1 in 100 failure there in that launch for whatever reasons and there are still questions in my mind as to, you know, why it didn’t work but it didn’t work. But I don’t expect to see that this time around.

Neal Bradsher:	So to go back to the first part of my question, having to do with the ramp, are the initial purchase orders large enough to indicate that you’ll pretty quickly be up to that $20 million run rate beginning in December/January timeframe?

Tom Franza:	The initial purchase orders are consistent with the forecast and the forecast is consistent with the $20 million year. So when you put those two things

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

together, they’re quite consistent. It will be a ramp and the ramp will be driven by final customer sell-through to the extent that the product succeeds, the distributor succeeds, and the sell-through is good, you know, we’ll achieve the sales.

It’s - right now, it’s the best estimate available. It’s been worked very hard by a lot of people. It seems rational and believable; of course, you’ve got to, you know, you’ve got to wait and see what reality is. But this is the best that we can come up with right now. It seems reasonable.

Neal Bradsher:	Okay. Then you also mentioned in your release that you’re aggressively pursuing distribution agreements with several major OEMs. Could you talk about that a bit?

Tom Franza:	I can talk about it a little bit. We’re - we are working with a very major OEM. We’re in the qualification process for a private label opportunity, which could be quite large. And it’s not a done deal yet and it may not become a done deal but we are pretty optimistic. All the signs currently are quite positive.

If in fact it did happen and if in fact some of the forecasts are even remotely believable, then we might come back in a few quarters and revise our guidance in a positive way because our guidance does not include any very, very large OEM hits, it does include some normal, modest, more in the third-party option category but it does include any private label in the box kind of forecast. So if that were to happen, we would probably have a positive change in guidance for revenue.

Neal Bradsher:	Okay. And then in your presentation earlier, you referred to some numbers that weren’t in the press release, having to do with expectation of positive cash flow of $5 to $6 million in fiscal ‘06. And that, I assume, it ties to the $50 million in revenue number and it looks relevant to me.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

But I wonder if you could just say what your definition of cash flow is in that case? Are you talking about before working capital needs? Are the emphasis here on the difference between cash flow and earnings is on the fact that you’re carrying this big amortization not of prior capitalized software?

Tom Franza:	In this definition, it includes working capital. So there’s going to be an up-tick in working capital as we ramp upward in ChargeSource primarily but even in call box which is going to have a significant upward ramp. And that’s all included in the cash flow projections.

Neal Bradsher:	So it’s $5 to $6 million net of the need for working capital or some of the $5 to $6 million will go into working capital?

Tom Franza:	Net of…

Neal Bradsher:	Okay. So working capital will go up and your cash balance would go up $5 or $6 million?

Tom Franza:	That’s correct.

Neal Bradsher:	Okay. All right. Great. Thanks very much.

Tom Franza:	Thanks.

Operator:	Thank you. Our next question is from Greg Goldfedei with Gardner Lewis Asset Management. Please go ahead with your question.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Greg Goldfedei:	Yeah. Are the new ChargeSource products or the old ones are the ones that you’re going to be using in the new distributor for now, certified to be sold in Europe and Asia?

Tom Franza:	Yes.

Greg Goldfedei:	Okay. Thanks.

Operator:	Thank you. Our next question is from Alan Parsow with Elkhorn Partners. Please go ahead with your question.

Alan Parsow:	My - I have two questions. First was in regard to the deferred tax asset that we’ve now wiped off. I’m assuming that we can recover that…?

Tom Franza:	That’s correct.

Alan Parsow:	…if it’s - okay, fine. That’s the first question. The second one is based on your outlook for the free cash flow and your earnings performance next year, even on a conservative basis, it seems to me that that should allow you to, if you want, go into the market and repurchase some of your shares for retirement and/or to offset dilution from options, etc. Has the Board looked into this? Are they considering this in a serious way now?

Tom Franza:	Well, we have a repurchase program that is active. The Board generally supports those activities. We are being a little bit conservative with the cash here as we get through the next couple of quarters and we stabilize the ChargeSource business and we get a - want to get a sense of the ramp on our working capital projection that’s in that cash flow number, just is based on the $20 million guidance.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

As we said, if something happens on the OEM side, which quite frankly, is more than just a glimmer at this point, then we would probably have to revisit our needs for working capital, etc., based on that happening.

So I think making a real long answer, I think we’re going to be a little bit cautious with the cash for the next few months until we get a real good solid understanding of what our cash needs might be. If, in the next few months, we think it’s going to - this guidance that we’ve given today is going to be it and it’s not going to be exceeded or have a shortfall, then certainly, buying the stock back, particularly if the current levels starts to look, you know, quite attractive.

Alan Parsow:	Well, yeah, clearly, but also, I mean based on your - the lack of leverage on your balance sheet, it seems to me that you have plenty of room outside of your cash to do that.

Tom Franza:	I think we probably do but I think we want to just make sure that we get stable and we’re well on the road to, you know, having success. And clearly, we can probably walk and chew gum on this subject, you know, at the same time. But if - I think we want to get a little bit more view of the future here before we make any changes from our current program.

Alan Parsow:	And how many shares are still available in that buyback and how many, if any, have you bought back over the last six months?

Tom Franza:	Alan, we haven’t bought any shares back over the last six months. And headroom, as far as repurchase, I’d have to check on that. I don’t have that number handy.

Alan Parsow:	Okay. If you could get back to me on that, that would be great.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Tom Franza:	Yeah, I’d be happy to.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the 1 at this time. And as a reminder, if you’re using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the next question.

And our next question is from Andrew Sole with Esopus Creek Capital. Please go ahead with your question.

Andrew Sole:	Hi, Tom. Hi, Dan.

Tom Franza:	Hi.

Andrew Sole:	Actually, I did want to touch upon the stock repurchase issue that was just discussed. I think, from what I can see from your Q, you have about a very small amount of shares remaining; I think about 400,000. I guess I’m just trying to understand the drawbacks here in initiating or authorizing a much larger repurchase at this time. I also have one other question other than the repurchase issue.

Tom Franza:	Yeah. I don’t - I think I fall back to my prior answer, I think before we would change the current program, we’d want to get a better view of what’s going to happen over the next couple of quarters. There’s a lot of things changing right now in our lives and we just would want to get more visibility before we change the program. We - I believe you’re right about that number.

Andrew Sole:	It sounds about right.

COMARCO INCORPORATED

Moderator: Doug Sherk

09-21-04/1:00 pm CT

Confirmation #11006970

Tom Franza:	It seems to me it was, you know, $300,000 to $500,000 was the headroom. So we certainly have the ability to go into the marketplace today. And I thought Alan was talking about a change in the program which where we even got more aggressive I think and that’s - I’m not ruling that out but I’m saying that we probably would want to get more visibility before we did that.

Andrew Sole:	Okay. Touching on the OEM (SU) with the ChargeSource product, you know, just from our own homework, I mean we’ve noticed that Dell has, you know, a product out there, a Targus adapter, but it’s completely - it’s not compatible at all with the notebooks areas of Dell. I’m hoping that this is a fruitful - it would be a fruitful endeavor to dealing with Dell considering they’re not really offering a product that satisfies their customer needs.

Tom Franza:	The Targus product that’s being sold through the Dell configurator site is actually manufactured by us and is a ChargeSource product and it’s compatible with those models that Dell has told us to make it compatible with.

Andrew Sole:	Okay. Now, just - if I could talk to you about the call box issue. You - where things stand in terms of the other jurisdictions, obviously, (counseling) is, you know, your largest customer. But other jurisdictions that might be, you know, looking to put in these emergency call boxes. Could you maybe talk a bit about that?

Tom Franza:	Yeah. There - we are not really expecting any very large products - projects to happen going forward in terms of new call boxes. The big opportunity as we see it now is to upgrade the install base.

We have been in the holding mode in California on that for almost two years; however, that’s changed recently. And it appears that everyone in California is queuing up to at least bring the call box from the amps configuration up to

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some digital configuration, whether it would be CDMA or GSM. And some of them are looking to go further than that and also move into the TTY configuration.

The total install base that’s available to these upgrades is about 19,000 units and the size of the opportunities are quite large because the digital upgrade alone is in the order of $1,500 per unit. And if it was digital upgrade plus TTY, that number could double. So we could be looking at several tens of millions of dollars of business.

And the urgency of the digital upgrades is being driven by the fact that the carriers have - while they have an obligation to maintain amps coverage, they probably haven’t installed an amps phone or not very many amps phones in a few years. Almost nobody uses amps anymore. The carriers have a legal obligation but are not paying much attention to the amps service. Almost all these call boxes are amps and they have to be modified. So we’re sensing now that, you know, floodgates are about to burst open on that.

Andrew Sole:	Touching - I’m glad you mentioned the TTY issue; it’s my understanding that if the - under the law, the ADA Law, that if your - if the State or the municipalities offering a call box, a roadside, you know, call box, that they have to be accessible to the hearing impaired and I imagine you’re aware of…

Tom Franza:	That’s true.

Andrew Sole:	…the ADA requirement. Now of the exist - of the call boxes in the State of California, what percentage of those are TT - are, you know, modified to TTY…?

Tom Franza:	Well…

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Andrew Sole:	…to have that accessibility?

Tom Franza:	So far, about one-fourth have been modified for TTY; primarily it’s Orange County and Los Angeles County. And there are a smattering of smaller subprojects in other counties but those are the two big ones. About 5,000 out of the 19,000 or 20,000 install base.

There is a law, it’s pretty well - every - all the safes, which are the owners of call box systems, pretty well accept the fact that they have to provide full access to handicap people and hearing-impaired, speech-impaired people. Not all of them have felt ready to go ahead with these upgrades. Some of them are thinking that they can’t afford the upgrade. Others are trying to decide what form the upgrade should take; there’s more than one flavor of TTY.

So there’s a fair amount of fixing to do these things but I think we’re going to see certainly the big counties go forward and do this and the big cities, perhaps New York City, would also go ahead and do something like this. I think they seem to be more sensitive to some of these issues than some of the smaller counties that have less money and maybe have an affordability issue.

Andrew Sole:	Okay. And just one last question and then I’ll let you guys go. With respect to the conversion of TTY, is there a statutory deadline for them to be - to comply with the ADA requirements regardless of - I mean ADA is a Federal Law so even this, you know, the various jurisdictions, do they have to comply by a certain date?

Tom Franza:	There’s not a date. There is what is what - the way the process works is the ADA pressure groups typically will file a lawsuit, get into the court process, and then through that process, the judge will fix a date and that will happen on an honor by honor basis if the owners don’t preempt that by going ahead and doing it.

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Andrew Sole:	Okay. All right. Well, thanks so much guys. I appreciate it.

Tom Franza:	Okay, thank you.

Operator:	Thank you. Our next question is from Harris Cohen with Gata Fund. Please go ahead with your question.

Harris Cohen:	Hi, Tom.

Tom Franza:	Hi, Harris.

Harris Cohen:	I have one question. On the Wi-Fi product separately and then also with the handheld analyzer, can you speak to the market take-up? What do sales look like; backlog? And then separately, how does the margin right now, and given that it’s a new product, of course, how does the margin on those products compare to the average of that segment?

Tom Franza:	Yeah. The - one point of clarification, the Wi-Fi product and the handheld I think are really the same thing. The Wi-Fi analyzer runs on a pocket PC platform so I think you’re probably referring to the same thing there.

I pointed out on - in the last quarter that the Wi-Fi analyzer is not so much - we don’t really see that as so much as a large revenue opportunity as we do as a foot in the door to understanding Wi-Fi and Wi-Fi optimization and Wi-Fi interference issues because we are seeing signs from our cellular customers that there’s going to be a convergence of Wi-Fi and conventional cellular.

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And we want to make sure that we’re positioned in the marketplace and we’re positioned with technology so that we can embed Wi-Fi analyzer capabilities in the Seven.Five platform if and when the time comes. We have just started selling the analyzer and we have small numbers of orders but I would not call them significant at this point yet.

Harris Cohen:	Okay. A second question is with Nextel and their swapping of Spectrum that’s going on with the SEC and the whole legal system, if that were to occur, does that have a positive effect on us?

Tom Franza:	It would have a couple of effects on us. One effect is we would have to change our software so we can support the new bands that they’re swapping into. And whether or not that would create a demand for more systems is kind of problematic at this point. I’m not—I don’t know the answer to that yet.

Harris Cohen:	Okay. Thank you.

Operator:	Thank you. And our next question is from Larry Lytton with Second Line Capital Management. Please go ahead with your follow-up question.

Larry Lytton:	Thanks. Well, a couple of follow-ups. Is there going to be a simulation period for Belkin inventory the same way there’s Targus inventory? Is the Belkin branded product that has to - something has to happen with?

Tom Franza:	Yes, to an extent. Belkin has a product that they have been selling. They haven’t been selling it in the mainstream retail channel but they’ve been selling it in a number of the other channels. And that will ramp down naturally over time. And I don’t think that will - that won’t become a confusion factor at all.

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Larry Lytton:	Okay. And in terms of the new tier one versus Belkin with, is the new tier one embedded at the same time Belkin was or for some reason, we hadn’t talked to them or they weren’t available previously?

Tom Franza:	They weren’t available at the time. The Belkin initiative really started in August a year ago and at that time that other option did not exist. And we got engaged with Belkin.

And quite frankly, as we went through the process for several months, I think on both sides, both Belkin and Comarco, it seemed like a good idea to do it and it seemed like it would work; it didn’t. And once we recognized that, we went back out into the world and started talking to people and it turned out that conditions on the other side had changed as well. So it was a - it was good timing.

And I think now we have a very, very good marriage of provider and distributor. And I think both companies are, you know, inline in the same direction.

Larry Lytton:	And lastly, maybe a couple questions for Dan.

Tom Franza:	Sure.

Larry Lytton:	First of all, the second half of the fiscal year, can you give us a rough range what the cash burn should be given the assumption? Will we end the year with $10 million plus of cash or $10 million minus?

Dan Lutz:	Yeah. I had previously said our cash balance was going to be about $12 million and that still holds true.

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Larry Lytton:	Okay. And then in - either quantitatively or qualitatively, if you look at ‘06 and that cash flow, do you expect all the quarters to be positive cash flow? And maybe from a revenue standpoint, are things very heavily weighted towards the third and fourth quarter?

Dan Lutz:	For ‘06?

Larry Lytton:	Yes.

Dan Lutz:	I think we’ll still be seeing a bit of a ramp in ChargeSource as we cut into some of the new big box retailers with our new distribution partner. But this isn’t going to be a case where the backend is heavily loaded in relation to the first six months.

Larry Lytton:	And then hopefully we’ll be positive cash flow every quarter?

Dan Lutz:	At least starting Q2.

Larry Lytton:	Okay. And WTS, what type of weighting do they have, second half, first half?

Dan Lutz:	Q3, they’re a second half Company as far as turning the corner on positive cash flow.

Larry Lytton:	Okay. And maybe lastly then, call box, how does that flow?

Dan Lutz:	Perfect. This thing throws off, you know, the 15% to 20% EBIT…

Larry Lytton:	No. But the revenues would be pretty even over the course of the year more or less?

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Dan Lutz:	It’s a little dependent on the timing of the orders but it looks like, again, by luck, it’s lining up that we’re going to probably receive orders towards the end of this year and we’ll be starting the projects early next year. So it may just turn out that it’s going to end up to be level loaded just because of the way the orders are coming in.

Larry Lytton:	Okay, great. Thank you.

Operator:	Thank you. Our next question is from Greg Goldfedei with Gardner Lewis Asset Management. Please go ahead with your follow-up question.

Greg Goldfedei:	Just a quick follow-up. Do you anticipate that the ChargeSource products will continue to have the same retail prices in light of the cost reduction efforts that your - that you’ve undertaken?

Tom Franza:	Yes. I think that there’s, you know, there’s really only two providers - two legal providers of programmable power adapters for this market.

Greg Goldfedei:	Yeah.

Tom Franza:	And I think there’s an increasing demand for these kinds of adapters. We believe that due to the power, size, and weight advantage that we have, that we offer more value. So we can see scenarios actually where we would price higher than the competition where we can offer value that they can’t match.

Greg Goldfedei:	Right. So there’s really only, what, there’s - how many providers - how many distribution partners potentially are there in the market? I mean you’ve - there’s Belkin - you’re not going with Belkin or Targus. Your competitor, I guess, had, at one point, had (Fellows) and (Kensington). Are there other - what are the other providers? If there - are there more than five or ten that we could - we should be looking at?

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Tom Franza:	I knew someone was going to go down that route.

Greg Goldfedei:	I’m just trying to narrow it down so we can kind of do our own homework if we’re not familiar with all the different distributors…

Tom Franza:	Yeah. I’d rather not go there because we’ve agreed to not publicize the name and it starts to get pretty obvious when you start going through the list. So I’d rather not participate in it. It - there are actually a very large number of distributors; some are very small, some are medium size, and some are very big. But I - just to be able to meet my commitment to our new distributor, I’d rather just not go through it on this call.

We’re going to be announcing. We’ll probably have a joint announcement here in the not too distant future as soon as the distributor has had a chance to get through all the communications with their retailers and prepare launch plans, etc., etc. So it’s not going to be a mystery for very long.

Greg Goldfedei:	Okay. Thanks.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the 1 at this time. And as a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the next question.

Mr. Franza, there are no further questions at this time. Please continue.

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Tom Franza:	Okay. Well, thank you, ladies and gentlemen, for joining us today. I - we’re quite excited here. Signing the new distributor was a very, very big positive development. And the sudden change in the call box environment was fortuitous as well.

So everything seems to be pointing in the right direction. We’re working really hard and we got a lot of execution items now to take care of and that’s where we’re going to turn our attention. And hopefully, we’ll look forward to seeing you all in the next quarter. Take care. Thank you very much.

Operator:	Thank you, sir. Ladies and gentlemen, this concludes the Comarco, Inc. Fiscal Second Quarter 2005 Earnings conference call. If you would like to listen to a replay of today’s conference call, please dial (800) 405-2236 or (303) 590-3000, with access code 11006970#.

Once again, if you would like to listen to a replay of today’s conference call, please dial (800) 405-2236 or (303) 590-3000, with access code 11006970#. You may now disconnect and thank you for using ACT Teleconferencing.

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